EXHIBIT 99.1
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Greystone Logistics Announces Series of Purchase Orders for Recycled Plastic
Pallets

TULSA, OK--Apr 30, 2007 -- Greystone Logistics, Inc. (OTCBB: GLGIE) recently received a renewal of a long-standing purchase order from Miller Brewing for production and delivery of their 100% recycled plastic pallets. As in past years, this purchase order represents Miller's estimate of the pallets it expects to order from Greystone over the course of the next twelve months. The company also received purchase orders for approximately 7,500 pallets from over 45 companies within the last 30 days, including Merck & Co., Akzo Nobel, West Pharmaceutical Services, and Apotex Group which were secured by its outside sales group, Decade Products.

"We welcome the continuation of our multi-year relationship with Miller Brewing," said Warren Kruger, CEO of Greystone. Mr. Kruger continued, "The growth in our product line and production capacity during the last year is allowing Decade Products to expand our reach to new users of our 100% recycled plastic pallets. Greystone's dedication to helping the environment with our 'green' recyclable products is gaining momentum. The Iowa Recycling Association recently awarded Greystone the Recycled Product of the Year Award for last year. The environmental benefits of our recycled pallets include the reduction of biological infestations, prevention of deforestation for wood pallets, and the diversion of post-industrial plastic from land fills. I anticipate that with the purchase orders currently in place and if plastic prices hold firm, the balance of calendar year 2007 will be profitable for the company."

About Greystone Logistics, Inc.

Greystone is a plastic pallet manufacturer that utilizes patented proprietary technologies and designs to produce high quality, recycled plastic pallets. Greystone serves the beverage, pharmaceutical and other industries. Additional information about Greystone and its products may be obtained from the reports it files with the Securities and Exchange Commission.

Forward-Looking Statements

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that Greystone expects, believes or anticipates will or may occur in the future, including the potential sales of pallets, the improvement of operating results or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. The forward-looking statements above could be affected by any of the following factors: Greystone's prospects could be affected by changes in availability of raw materials, competition, rapid technological change and new legislation regarding environmental matters. These risks and other risks that could affect Greystone's business are more fully described in its reports filed with the Securities and
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Exchange Commission, including Greystone's Form 10-KSB for the fiscal year ended
May 31, 2006. Actual results may vary materially from the forward-looking statements. Greystone undertakes no duty to update any of the forward-looking statements in this release.

Contact:
     CONTACT:

     Warren F. Kruger
     CEO
     Corporate Office
     1613 East 15th Street
     Tulsa, Oklahoma  74120
     (918) 583-7441
     (918) 583-7442
     wfkruger@greystonelogistics-glgi.com
     http://www.greystonelogistics-glgi.com